CONTACT:  David P. Williams

                       (513) 762-6901

Chemed Corporation Releases Updated Guidance

CINCINNATI, August 5, 2019---The VITAS and Chemed (NYSE:CHE) updated guidance includes the increase and rebasing of hospice reimbursement rates announced by CMS on July  31, 2019, and effective October 1, 2019.  This updated guidance also includes certain increased costs related to revenue pass-through under certain inpatient unit agreements.  The guidance issued in February 2019 assumed a 1.5% effective rate increase effective October 1, 2019.

Revenue growth for VITAS in 2019, prior to Medicare Cap, is estimated to be in the range of 7.5% to 8.0%.  Admissions are estimated to expand approximately 2.5% to 3.0% and Average Daily Census in 2019 is estimated to expand approximately 5.0% to 5.5%.  Full-year Adjusted EBITDA margin, prior to Medicare Cap, is estimated to be 18.1%.  We are currently estimating $7.8 million for Medicare Cap billing limitations in the second half of calendar 2019.

The Roto-Rooter updated guidance includes the Oakland acquisition announced in July 2019 as well as the HSW RR, Inc. acquisition announced on August 5, 2019.  These acquisitions are immediately accretive to earnings.  However, given the size and complexity of these acquired territories, it will take several quarters before the operating performance of these acquisitions begin to approximate the overall Roto-Rooter branch performance.

Roto-Rooter is forecasted to achieve full-year 2019 revenue growth of 12% to 13%.  This revenue estimate is based upon the marginal impact from our previously announced 2018 and 2019 acquisitions, increased job pricing of approximately 2%, continued growth in core plumbing and drain cleaning services as well as continued but slowing revenue growth from water restoration services.  Roto-Rooter’s Adjusted EBITDA margin for 2019 is estimated at 23.5%.

Based upon the above, full-year 2019 adjusted earnings per diluted share, excluding non-cash expense for stock options, tax benefits from stock options, costs related to litigation, and other discrete items, is estimated to be in the range of $13.65 to $13.85.  This 2019 guidance assumes an effective consolidated corporate tax rate of 25.2%. Chemed’s 2018 reported adjusted earnings per diluted share was $11.93.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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